Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Duluth Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)

Equity	Class B Common Stock, no par value per share	Rule 457(h)(2)	5,734,294	$4.365	$25,030,193.31	$147.60 per $1,000,000	$3,694.46

Total Offering Amount					$25,030,193.31		$3,694.46

Total Fee Offsets							$0

Net Fee Due							$3,694.46

(1)

In addition to the shares set forth in this table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes an indeterminate number of shares of Class B common stock, no par value per share (the “Common Stock”) of Duluth Holdings Inc. (the “Registrant”) that may become issuable as a result of stock dividends, stock splits or similar transactions, as provided in the 2024 Equity Incentive Plan of the Registrant (the “Plan”).

(2)

The registration fee was calculated pursuant to Rule 457(c) and (h) under the Securities Act based on the average high and low price per share of the Common Stock on the Nasdaq Global Select Market as of May 17, 2024.

(3)

The shares being registered by the Registrant on this Registration Statement on Form S-8 under the Plan include (i) 3,387,486 newly authorized shares of Common Stock, (ii) 611,298 shares remaining available for grant under the 2015 Equity Incentive Plan of Duluth Holdings Inc. (the “2015 Plan”), and (iii) up to 1,735,510 shares subject to outstanding awards granted under the 2015 Plan that on or after the effective date of the Plan terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of the shares, are settled in cash in lieu of shares, or are exchanged with the permission of the Compensation Committee of the Company’s Board of Directors prior to the issuance of shares, for awards not involving shares.